EXHIBIT 3.2

BY-LAWS OF

FAUQUIER BANKSHARES, INC.
AS AMENDED AND RESTATED
NOVEMBER 15, 2007

ARTICLE I
Meeting of Stockholders

Section 1.1 – Places of Meetings. All meetings of the stockholders shall be held at such place, either within or without the Commonwealth of Virginia, as from time to time may be fixed by the Board of Directors.

Section 1.2 – Annual Meeting. The annual meeting of the stockholders, for the election of Directors and transaction of such other business as may come before the meeting, shall be held in each year on the third Tuesday in May, or on such other date as the Board of Directors may by resolution designate, at an hour designated by the Board

Section 1.3 – Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, the President, by a majority of the Board of Directors, or by any three or more stockholders together holding at least 25% of the number of shares of capital stock of the Corporation at the time outstanding and entitled to vote with respect to the business to be transacted at such meetings. At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 1.4 – Notice of Meetings. Written or printed notice stating the place, day and hour of every meeting of the stockholders and, in case of a special meeting, the purpose or purposes for which the meeting is called (“Meeting Notice”), shall be mailed not less than ten nor more than sixty days before the date of the meeting to each stockholder of record entitled to vote at such meeting, at his address which appears in the stock transfer books of the Corporation, except that notice of a meeting of stockholders to act on an amendment of the Articles of Incorporation, a plan of merger, share exchange, sale of assets or any other item outlined in Virginia Code Section 13.1-658(A) shall be given not less that 25, nor more than 60, days before the meeting date. Such further notice shall be given as may be required by law, but meetings may be held without notice if all the stockholders entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.

Section 1.5 – Matters to be Brought Before Stockholders’ Meetings. Except as otherwise provided by law and Section 2.4 of these By-Laws, at any annual or special meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Section 1.5.

In order to be properly before the meeting, such business must either have been: (i) specified in the Meeting Notice, (ii) brought before the meeting at the direction of the Board of Directors or the officer presiding over the meeting, or (iii) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all the following requirements (“Stockholder Notice”).

A Stockholder Notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation, or officer of the Corporation assigned the duties of Secretary of the Corporation, (a) in the case of business to be brought before a special meeting of stockholders, not more than ten days after the date of the initial Meeting Notice, and (b) in the case of business to be brought before an annual meeting of stockholders, not less than 60 days prior to the first anniversary date of the initial notice given to stockholders of record for the previous annual meeting by or at the direction of the Board of Directors.

A Stockholder Notice shall set forth: (1) a full description of each such item of business proposed to be brought before the meeting; (2) the name and address of the stockholder proposing to bring such business before the meeting; (3) a representation that the stockholder is the owner of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; and (4) all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934.

Any matter brought before a meeting of stockholders upon the affirmative recommendation of the Board of Directors where such matter is included in the Meeting Notice and accompanying proxy statement given to stockholders of record on the record date for such meeting by or at the direction of the Board of Directors is deemed to be properly before the stockholders for a vote and does not need to be moved or seconded from the floor of such meeting. If any item of business being brought before the meeting involves a nomination for director, the stockholder must comply with the requirements of Section 2.4 of these By-Laws.

Section 1.6 – Quorum. Any number of stockholders together holding at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the stockholders present or represented by proxy without notice other than by announcement at the meeting until a quorum shall attend.

Section 1.7 – Voting. At any meeting of the stockholders, each stockholder of a class entitled to vote on any matter coming before the meeting shall, as to such matter, have one vote, in person or by proxy, for each share of capital stock of such class standing in his or her name on the books of the Corporation on the date, not more than fifty seventy days prior to such meeting, fixed by the Board of Directors, for the purpose of determining stockholders entitled to vote, as the date on which the stock transfer books of the Corporation are to be closed or as the record date. Every proxy shall be in writing, dated and signed by the stockholder entitled to vote or his duly authorized attorney in fact.

Section 1.8 – Inspectors. An appropriate number of inspectors for any meeting of stockholders may be appointed by the Chairman of such meeting. Inspectors so appointed will open and close the polls, will receive and take charge of proxies and ballots, and will decide all questions as to the qualifications of voters, validity of proxies and ballots, and the number of votes properly cast.

ARTICLE II
Directors

Section 2.1 – General Powers. The property, affairs and business of the Corporation shall be managed by the Board of Directors, and, except as otherwise expressly provided by law, the Articles of Incorporation or these By-laws, all of the powers of the Corporation shall be vested in such Board.

Section 2.2 – Number of Directors. The Board of Directors shall consist of not fewer than 5, nor more than 14, Directors. The exact number of Directors within such minimum and maximum limits shall be fixed and determined, from time to time, by resolution of a majority of the full Board of Directors or by resolution of the stockholders at any meeting thereof. The number of Directors may be increased by no more than two by the Board of Directors during the periods between the annual meetings of stockholders, except by the affirmative vote of the holders of 85% of all shares of the capital stock of the Corporation.

Section 2.3 – Election and Removal of Directors; Quorum.

(a) Directors shall be elected at each annual meeting of stockholders as provided in the Articles of Incorporation.

(b) Directors shall hold their offices for terms of three years as provided in the Articles of Incorporation and until their successors are elected. Any Director may be removed from office at a meeting called expressly for that purpose by the vote of stockholders holding 85% of the shares entitled to vote at an election of Directors.

(c) Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board, and the term of office of any Director so elected shall expire on the date of the next meeting of stockholders where Directors are elected.

(d) A majority of the number of Directors elected and serving at the time of any meeting shall constitute a quorum for the transaction of business. The act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Less than a quorum may adjourn any meeting.

Section 2.4 – Nominations of Director Candidates. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting of stockholders, but only if written notice of such stockholder’s intent to make such nomination(s) has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation, or officer of the Corporation assigned the duties of Secretary of the Corporation, not less than 30 days prior to the first anniversary date of the initial notice given to stockholders of record for the previous annual meeting by or at the direction of the Board of Directors, provided, however, that such notice shall not be required to be given more than 90 days prior to the annual meeting of stockholders. Each such notice of a stockholder’s intention to make nomination(s) shall set forth: (a) the name and address of the stockholder who intends to make the nomination of the person(s) and of the person(s) to be nominated; (b) a representation that the stockholder is the owner of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee for director and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the stockholder; (d) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors, including, but not limited to, the amount and nature of his beneficial ownership of the Corporation’s securities, his principal occupation for the past five years and his age; and (e) the written consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer at any meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing sentence.

Section 2.5 – Meetings of Directors. An annual meeting of the Board of Directors shall be held as soon as practicable after the adjournment of the annual meeting of stockholders at such place as the Board may designate. Other meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board, or upon call of the Chairman of the Board, the President or a majority of the Directors. The Secretary or officer performing the Secretary’s duties shall give not less than 24 hours’ notice by letter, email or telephone (or in person) of all meetings of the Board of Directors, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixed by resolution of the Board. Meeting may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting.

Section 2.6 – Compensation. By resolution of the Board, Directors may be compensated for their service to the corporation through various means, including, but not limited to, retainers, fees for attendance at meetings and equity awards, but nothing herein shall preclude Directors from serving the Corporation in other capacities and receiving compensation for such other services.

Section 2.7 – Eligibility for Service as a Director. No person who shall have attained the age of 72 years at the time the election is held shall be eligible for election as a Director of the Corporation.

Any person elected a Director prior to age 72 shall be entitled to serve out his term regardless of age. Any person who at any time has served as a Director, but whose term of office as director has expired, may be elected by the Board of Directors as a Director-Emeritus for as many three-year terms as the Board of Directors may determine. A Director-Emeritus may attend meetings of the Board of Directors and participate in its discussions and shall be paid the regular fees paid to Directors, but shall not be entitled to vote and shall not be counted for the purpose of a quorum.

ARTICLE III
Committees

Section 3.1 – Executive Committee. The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these By-laws, may elect an Executive Committee which shall consist of the President and five Directors. When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, by the Articles of Incorporation, or by these By-laws, provided that the Executive Committee shall not have power to declare dividends, to approve an amendment to the Articles of Incorporation or a plan of merger or consolidation, or to take any action prohibited by express resolution of the Board of Directors. The executive Committee shall report in writing at the next regular or special meeting of the Board of Directors all action which the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.

Section 3.2 – Other Committees. The Board of Directors, by resolution duly adopted, may establish such other standing or special committees of the Board as it may deem advisable; and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same.

Section 3.3 – Meetings. Regular and special meetings of any Committee established pursuant to this Article III may be called and held subject to the same requirements with respect to time, place and notice as are specified in these By-laws for regular and special meetings of the Board of Directors.

Section 3.4 – Quorum and Manner of Acting. A majority of the members of any Committee serving at the time of any meeting thereof shall constitute a quorum for the transaction of business at such meeting, except that 50% of the membership of the Executive Committee shall constitute a quorum for the transaction of business by such Committee. The action of a majority of those members present at a Committee meeting at which a quorum is present shall constitute the act of the Committee.

Section 3.5 – Term of Office. Members of any Committee shall be appointed as provided in Section 3.2 and shall hold office until their successors are elected by the Board of Directors or until such Committee is dissolved by the Board of Directors.

Section 3.6 – Resignation and Removal. Any member of a Committee may resign at any time by giving written notice of his intention to do so to the Chairman of the Board of the Corporation, or may be removed from a Committee, with or without cause, at any time by majority vote of the Board of Directors as would suffice for his election.

Section 3.7 – Vacancies. Any vacancy occurring in a Committee resulting from any cause whatever may be filled by the affirmative vote of the majority of the Board of Directors.

ARTICLE IV
Officers and Employees

Section 4.1 – Election of Officers; Terms. The officers of the Corporation shall be determined by the Board of Directors from time to time and may include, but do not have to be limited to a Chairman of the Board, a Vice Chairman, a President, one or more Vice Presidents (whose seniority and titles, including Executive Vice Presidents and Senior Vice Presidents, may be specified by the Board of Directors), a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. All officers serve at the pleasure of the Board, and otherwise shall hold office until the next annual meeting of the Board of Directors or until their successors are appointed. The Chairman of the Board and the President shall be chosen from among the Directors. Any two officers may be combined in the same person as the Board of Directors may determine, except that the President and Secretary may not be the same person.

Section 4.2 – Removal of Officers; Vacancies. Any officer of the Corporation may be removed summarily with or without cause, at any time, by the Board of Directors. Vacancies may be filled by the affirmative vote of a majority of Board of Directors.

Section 4.3 – Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board may see fit.

Section 4.4 – Duties of the Chairman of the Board. The Chairman of the Board shall preside at all corporate meetings and shall be an ex officio member of all Committees of the Board, except where prohibited by tax laws, the securities laws or the rules of any stock exchange on which the Corporation’s capital stock is then listed for trading. He also shall serve the Corporation in an advisory capacity and perform all duties incident to the office of Chairman of the Board and such other duties as from time to time may be assigned to him by the Board of Directors. In the absence of the Chairman, the Vice Chairman shall preside at all corporate meetings.

Section 4.5 – Duties of the President. The President shall be the chief executive officer of the Corporation and shall be primarily responsible for the implementation of the policies of the Board of Directors. Except as otherwise provided in these By-laws or in the resolutions establishing such committees, he shall be an ex officio member of all Committees of the Board, except where prohibited by tax laws, the securities laws or other rules of any stock exchange on which the Corporation’s capital stock is then listed for trading. He may sign and execute in the name of the Corporation stock certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these By-laws to some other officer or agent of the Corporation or shall be required by law otherwise to be signed or executed. In addition, he shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him by the Board of Directors or the Chairman of the Board.

Section 4.6 – Duties of the Vice Presidents. Each Vice President shall have such powers and duties as may from time to time be assigned to him by the Board of Directors or the President. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except where the signing and execution of such documents shall be expressly delegated by the Board of Directors, the Chairman of the Board or the President to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed.

Section 4.7 – Duties of the Treasurer. The Treasurer shall have charge of and be responsible for maintaining adequate financial accounts and records in accordance with generally accepted principles and for the performance of all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors or the Chairman of the Board.

Section 4.8 – Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Directors and stockholders of the Corporation. When requested, the Secretary shall also act as secretary of the meetings of the Committees of the Board, keeping and preserving the minutes of all such meetings in permanent books. The Secretary shall see that all notices required to be given by the Corporation are duly given and served; shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed to all stock certificates of the Corporation and to all documents the execution of which on behalf of the Corporation under its corporate seal is duly authorized in accordance with law or the provisions of these By-laws; shall have custody of all deeds, leases, contracts and other important corporate document; shall have charge of the books, records and corporate documents; shall have charge of the books, records and papers of the Corporation relating to its organization and management as a Corporation; shall have charge of preparation and filing of all reports, statements and other documents required by law; and shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors, the Chairman of the Board or the President.

Section 4.9 – Compensation. The Board of Directors shall have authority to fix the compensation of all officers and employees of the Corporation and may delegate such authority to a Committee.

ARTICLE V
Capital Stock

Section 5.1 – Form of Shares. The shares of capital stock of the Corporation may be certificated or uncertificated, as provided under Virginia law. Transfer agents and/or registrars for one or more classes of the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates, when issued, representing stock of such class or classes. If any officer whose signature or facsimile thereof shall have been used on a stock certificate shall for any reason cease to be an officer of the Corporation and such certificate shall not then have been delivered by the Corporation, the Board of Directors may nevertheless adopt such certificate and it may then be issued and delivered as though such person had not ceased to be an officer of the Corporation.

Section 5.2 – Lost, Destroyed and Mutilated Certificates. Holders of the capital stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of any certificate for any shares, and the Board of Directors may in its discretion cause one or more new certificates to be issued or a written confirmation of the Corporation’s records for the same number of shares in the aggregate to be delivered to such stockholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

Section 5.3 – Transfer of Stock. The capital stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holder(s) in person or by attorney and upon surrender of the certificate for such shares, if any, duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. The Board of Directors may prescribe such other procedures for the transfer or assignment of the capital stock of the Corporation as it may deem appropriate. The Corporation will recognize, however, the exclusive right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

Section 5.4 – Closing of Transfer Books and Fixing Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, seventy days. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, to be made. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment hereof.

ARTICLE VI
Miscellaneous Provisions

Section 6.1 – Seal. The seal of the Corporation shall consist of a flat-faced circular die, of which there may be any number of counterparts, on which there shall be engraved the word “Seal” and the name of the Corporation.

Section 6.2 – Fiscal Year and Accounting. The fiscal year of the Corporation shall be the calendar year ending December 31. The Board of Directors shall on at least one occasion each fiscal year cause an examination to be made of the accounts of the monies of the Corporation and a settlement to be made of the accounts by the Treasurer, or officer of the Corporation assigned the duties of Treasurer, a statement of which examination shall be recorded with the minutes of meeting of the Board.

Section 6.3 – Checks, Notes and Drafts. Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

Section 6.4 – Amendment of By-laws. Unless proscribed by the Articles of Incorporation, these By-laws may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors then in office. The stockholders entitled to vote in respect of the election of Directors, however, shall have the power to rescind, amend, alter or repeal any By-laws which, if expressly so provided, may not be amended, altered or repealed by the Board of Directors.

Section 6.5 – Voting of Stock Held. Unless otherwise provided by resolution of the Board of Directors or of the Executive Committee, if any, the Chairman of the Board may from time to time appoint an attorney or attorneys or agent or agents of this Corporation, in the name and on behalf of this Corporation, to cast the vote which this Corporation may be entitled to cast as a stockholder or otherwise in any other corporation, any of whose stock or securities may be held by this Corporation, at a meeting of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any such other corporation; and the Chairman of the Board shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of this Corporation, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper under the circumstances. In lieu of such appointment, the Chairman of the Board may himself attend any meeting of the holders of stock or other securities of any such other corporation and there vote or exercise any or all power of this Corporation as the holder of such stock or other securities of such other corporation.

ARTICLE VII
Emergency By-laws

The Emergency By-laws provided in this Article VII shall be operative during any emergency declared by the President of the United States or any person performing his functions, resulting from an attack on the United States or any nuclear, atomic or other disaster, notwithstanding any different provision in the preceding Articles of these By-laws or in the Articles of Incorporation of the Corporation or in the Virginia Stock Corporation Act (other than those provisions relating to emergency by-laws). To the extent not inconsistent with these Emergency By-laws, the By-laws provided in the preceding articles shall remain in effect during such emergency and upon the termination of such emergency, the Emergency By-laws shall cease to be operative unless and until another such emergency shall occur.

During any such emergency:

(a) Any meeting of the Board of Directors may be called by any officer of the Corporation or by any Director. The notice thereof shall specify the time and place of the meeting. To the extent feasible, notice shall be given in accord with Section 2.6 above, but notice may be given only to such of the Directors as it may be feasible to reach at the time, by such means as may be feasible at the time, including publication or radio, and at a time less than 24 hours before the meeting if deemed necessary by the person giving notice. Notice shall be similarly given, to the extent feasible, to the other persons referred to in (b) below.

(b) At any meeting of the Board of Directors, a quorum shall consist of a majority of the number of Directors fixed by Article II of these By-laws. If it is impossible to assemble a quorum of the Board of Directors or a quorum of the Executive Committee, then such members of the Board of Directors as shall be available shall constitute an Emergency Executive Committee, which Emergency Executive Committee shall possess and exercise all of the powers and authority of the Board of Directors (except the power and authority to approve an amendment of the Articles of Incorporation or a plan of merger or consolidation) for the purpose of continuing the banking operation at its usual or other available quarter.

The Chairman of the Emergency Executive Committee shall be the President if available, or if not available the Vice Presidents, in the order of their seniority. If neither the President nor any Vice President is available, then a President and Vice President shall be elected by the Emergency Executive Committee. The Emergency Executive Committee shall, subject to law then applicable to such conditions, be empowered to employ such persons or firms as it deems necessary to carry out the functions of banking and to make such other adjustments as in its judgment are necessary for the proper operation of the Corporation under the existing conditions, which power shall include, without limitation, the power to change the Corporation’s principal office or designate several alternative offices, or authorize the officers so to do.

No officer, Director or employee acting in accordance with these Emergency By-laws shall be liable except for willful misconduct.

These Emergency By-laws shall be subject to repeal or change by further action of the Board of Directors or by action of the stockholders, except that no such repeal or change shall modify the provisions of the next preceding paragraph with regard to action or inaction prior to the time of such repeal or change. Any such amendment of these Emergency By-laws may make any further or different provision that may be practical and necessary for the circumstances of the emergency.